Exhibit 5.1

                                  July 24, 1998


VidaMed, Inc.
46107 Landing Parkway
Fremont, CA  94538

          Re:     Registration Statement on Form S-8

Ladies and Gentlemen:

          We have examined the Registration Statement on Form S-8 to be filed by VidaMed, Inc. with the Securities and Exchange Commission on or about July 24, 1998 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of the 1992 Stock Plan (as to 2,900,158 shares), of the 1995 Employee Stock Purchase Plan (as to 300,000 shares) and the 1995 Director Option Plan (as to 100,000 shares) (collectively, the "Plans"). As legal counsel for VidaMed, Inc., we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by VidaMed, Inc. in connection with the issuance and sale of the Shares pursuant to the Plans.

          It is our opinion that the Shares, when issued and sold in the manner described in the Plans and pursuant to the agreement that accompanies each grant under the Plans, will be legally and validly issued, fully-paid and non-assessable.

          We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                            Very truly yours,

                                            WILSON SONSINI GOODRICH & ROSATI
                                            Professional Corporation

                                            /s/ WILSON SONSINI GOODRICH & ROSATI